Exhibit 99.1

Shane Grant Joins lululemon Board of Directors

September 13, 2023
VANCOUVER, British Columbia -- lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Shane Grant to serve on its Board of Directors, effective November 1, 2023.
“Shane has an impressive track record of driving global growth of branded consumer businesses and I am delighted to welcome him to the lululemon Board of Directors,” said Martha Morfitt, Chair of the Board. “Shane’s global experience, insight into consumer trends and product innovation will be beneficial as lululemon continues to execute on its Power of Three ×2 growth strategy.”
Mr. Grant has been the Group Deputy CEO, CEO Americas and EVP Dairy, Plant Based and Global Sales at Danone, a leading global food and beverage company, since January of 2023. He joined Danone in May of 2020 and prior to his current role, he served as EVP & CEO, Danone North America. Prior to joining Danone, Mr. Grant was at the Coca-Cola Company for almost 20 years, most recently as the President, Still Beverages Business Unit, North America.
“I’m honored to join the lululemon Board to help advance the Company’s tremendous growth and market expansion opportunities,” said Mr. Grant. “I’ve long admired the lululemon brand, its innovative products and unique community-based model which continues to create meaningful connections with guests around the world.”
Mr. Grant serves on the Board of Directors of FMI, the Food Industry Association, the Consumer Brands Association and American Beverage Association. Mr. Grant is a native of New Zealand and received business and art degrees from the University of Auckland.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
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